INDEPENDENT AUDITORS' REPORT
To the Trustees of WM Variable Trust:
In planning and performing our audit of the financial statements of WM
Variable Trust (including WM Variable Trust Money Market Fund, WM
Variable Trust Short Term High Quality Bond Fund, WM Variable Trust
U.S. Government Securities Fund, WM Variable Trust Income Fund, WM
Variable Trust Bond & Stock Fund, WM Variable Trust Growth & Income
Fund, WM Variable Trust Growth Fund, WM Variable Trust Northwest
Fund, WM Variable Trust Emerging Growth Fund, WM Variable Trust
International Growth Fund, WM Variable Trust Strategic Growth Portfolio ,
WM Variable Trust Conservative Growth Portfolio, WM Variable Trust
Balanced Portfolio, WM Variable Trust  Flexible Income Portfolio, and
WM Variable Trust  Income Portfolio) (the "Trust") for the year ended
December 31, 1999 (on which we have issued our report dated February 4, 2000), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.
The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures deteriorate.
Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.
This report is intended solely for the information and use of management, the Board of Trustees of WM Variable Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
DELOITTE & TOUCHE LLP
San Francisco, California
February 4, 2000


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